Exhibit 99.1

News Release

Boeing World Headquarters 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Fourth-Quarter and Full-Year 2004 Results; Updates Outlook

— Integrated Defense Systems delivers strong revenue growth and profitability

— Commercial Airplanes achieves 14% order growth; launches 787 program, winning 126 orders and commitments in eight months

Financial Highlights:

•	Earnings Per Share (EPS)
–	Q4: $0.23, including charges totaling $0.44 for the USAF 767 Tanker program and 717 shutdown
–	Full Year: $2.30

•	Revenue
–	Q4: $13.3 billion
–	Full Year: $52.5 billion

•	Operating Cash Flow
–	Full Year: $3.7 billion, after contributing $4.4 billion to pension plans

Selected 2004 Operating Highlights:

•	Integrated Defense Systems delivered double-digit revenue growth and excellent margins; captured more than $30 billion in orders including the U.S. Navy’s Multi-mission Maritime Aircraft and a $6 billion expansion of U.S. Army’s Future Combat Systems program; installed eight GMD interceptors

•	Boeing Commercial Airplanes delivered solid performance on higher deliveries of 285 airplanes; captured 272 net orders, up 14 percent from 2003, including key wins at Singapore Airlines, Etihad, Air New Zealand and GOL; launched the 787 with 126 orders and commitments from eight airlines; introduced 777-300ER, launched the 747 Special Freighter and offered the 777 Freighter

•	Other Boeing Businesses performed well as Boeing Capital pre-tax income doubled, and Connexion by BoeingSM launched commercial service on four airlines

Table 1. Summary Financial Results

	4th Quarter		% Change	Full Year		% Change
(Millions, except per share data)	2004	2003		2004	2003
Revenues	$13,314	$13,156	1%	$52,457	$50,256	4%
Reported Net Income (Loss)	$186	$1,132	(84%)	$1,872	$718	161%
Reported Earnings (Loss) per Share[1]	$0.23	$1.40	(84%)	$2.30	$0.89	158%
Diluted EPS Impact of Non-Cash SFAS 142
Goodwill Impairment Charges					($1.01)
Adjusted Earnings (Loss) per Share*	$0.23	$1.40	(84%)	$2.30	$1.90	21%
Average Diluted Shares for EPS	812.7	809.2		813.0	808.9

[1]	Fourth quarter EPS includes 717 and 767 tanker charges totaling $0.44 per share as well as a $0.12 per share tax benefit reflecting state tax settlements. Full-year 2004 EPS includes 717 and 767 tanker charges and a $0.62 benefit related to tax refunds and settlements as well as a $0.05 gain from the sale of Boeing Capital’s commercial finance unit. Fourth-quarter and full-year 2003 results include a $0.87 benefit related to a federal tax refund.
*	A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

CHICAGO, Feb. 2, 2005 – The Boeing Company [NYSE: BA] reported fourth-quarter 2004 net income of $186 million, or $0.23 per share, on revenues of $13.3 billion. Reported net income for 2004 totaled $1.9 billion or $2.30 per share, on revenues of $52.5 billion. The results include previously announced charges totaling $0.44 per share for completing production on the 717 program and recognizing expenses related to the USAF 767 Tanker program as well as a $0.12 per share benefit related to state tax settlements.

“An intense focus on execution led to strongly improved results in 2004,” said Boeing President and CEO Harry Stonecipher. “Integrated Defense Systems delivered double-digit revenue growth, outstanding profitability and over $30 billion of new orders for the year, which strengthens our revenue outlook going forward. Boeing Commercial Airplanes generated solid operating performance while successfully laying the groundwork for a significant increase in airplane deliveries to meet higher demand over the next few years. Our cash flow remains very strong. Significant progress on important new programs like the 787 (formerly the 7E7) and the Multi-mission Maritime Aircraft, as well as expansion of key contracts like Future Combat Systems, position us well for future growth. As we enter 2005 our focus remains on business execution, demonstrating our commitment to integrity and growing the business.”

The Company’s 2004 earnings from operations increased sharply to $2.0 billion (see Table 2), reflecting strong growth and profitability in the Company’s defense and intelligence businesses and higher operating earnings at its Commercial Airplanes unit.

Table 2. Earnings from Operations & Margins

	4th Quarter		% Change	Full Year		% Change
(Millions, except margin percent)	2004	2003		2004	2003
Earnings (Loss) from Operations	$28	$667	(96%)	$2,007	$398	N.M.
Add Back: Goodwill Impairment Charges [1]					$913
Adjusted Earnings (Loss) from Operations*	$28	$667	(96%)	$2,007	$1,311	53%
Operating Margin	0.2%	5.1%	(4.9 Pts)	3.8%	0.8%	3.0 Pts
Adjusted Operating Margin*	0.2%	5.1%	(4.9 Pts)	3.8%	2.6%	1.2 Pts

[1]	See SEC filings, including Boeing press releases dated April 10, 2003, and April 23, 2003, for additional information.

Pre-tax expense for share-based plans totaled $127 million in the fourth quarter and $576 million for 2004, reducing earnings per share by $0.10 and $0.45 respectively. These expenses are non-cash and are attributable to the Company’s equity compensation plans, including stock options, which the Company has expensed since 1998. Deferred stock compensation expense primarily attributable to vested and undistributed performance shares, which is separately determined based on the quarterly change in the Company’s stock price, decreased fourth-quarter earnings by less than $0.01 per share as the Company’s stock price rose only slightly in the period. For the year, deferred stock compensation expense reduced earnings per share by $0.06 as the Company’s stock price increased almost 23 percent.

Cash flow remained very strong as the Company generated $3.7 billion of operating cash flow after pension contributions during 2004. The Company contributed an additional $750 million to its pension plans in the fourth quarter bringing total pension contributions for 2004 to $4.4 billion. Free cash flow* for the year, measured after investments in property, plant, and equipment, was $2.7 billion (see Table 3).

Table 3. Cash Flow

	Full Year
(Millions)	2004	2003
Operating Cash Flow [1,2]	$3,716	$2,709
Less Property, Plant & Equipment, Net	($1,019)	($741)

Free Cash Flow*	$2,697	$1,968

[1]	Includes pension contributions totaling $4.4 billion and $1.7 billion for 2004 and 2003, respectively.
[2]	The presentation of operating cash flow for 2003 and 2004 has been adjusted to include customer financing transactions, which were previously included in investing cash flow. As a result, 2003 operating cash flows have been adjusted downward from previously reported numbers by $1.2 billion and investing cash flows have been increased by the same amount. The change added approximately $0.2 billion to 2004 operating cash flow.

The Company’s cash balance at year-end totaled $3.2 billion, compared to $4.6 billion at the end of 2003 (see Table 4). The change in cash balance reflected strong operating cash flows offset by the Company investment of $2.9 billion of cash into marketable securities. The combination of cash and marketable securities totaled $6.1 billion at the end of 2004, up from $4.6 billion in 2003. The Company repurchased 8.1 million shares during the quarter for $433 million; repurchases for all of 2004 totaled 14.7 million shares for $752 million. Boeing’s debt was unchanged at $4.7 billion. Boeing Capital debt was reduced by $2.2 billion during 2004, primarily as a result of the sale of its commercial finance business and lower new aircraft financing volume.

Table 4. Cash, Marketable Securities and Debt Balances

	Year-End
(Billions)	2004	2003
Cash	$3.2	$4.6
Marketable Securities[1]	$2.9	$0.0

Total	$6.1	$4.6
Debt Balances:
The Boeing Company	$4.7	$4.7
Boeing Capital Corporation	$6.9	$9.1
Non-Recourse Customer Financing	$0.6	$0.6

Total Consolidated Debt	$12.2	$14.4

[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short term investments” and “investments.”

Segment Results

Integrated Defense Systems

Integrated Defense Systems (IDS) delivered double-digit revenue growth and excellent profitability as its defense and intelligence businesses continued to perform in healthy markets. Revenues for all of 2004 grew 11 percent to $30.5 billion on strong growth in its Network Systems and Support Systems segments. Operating margins rose to 9.6 percent as all four IDS segments delivered improved performance. IDS expanded its business base with over $30 billion in orders including the U.S. Navy’s Multi-mission Maritime Aircraft program and a significant expansion to the U.S. Army’s Future Combat Systems program. IDS results are summarized in Table 5.

During the fourth quarter, IDS revenues increased 5 percent to $7.6 billion driven by growth in its Network Systems and Support Systems segments. IDS produced strong fourth-quarter operating margins of 8.9 percent, up from 8.9 percent in the fourth quarter of 2003 despite the $80 million charge taken for the USAF 767 Tanker program, which partially offset improved operating performance in all four segments.

Table 5. Integrated Defense Systems Operating Results

(Millions, except margin percent)	4th Quarter		% Change	Full Year		% Change
	2004	2003		2004	2003
Revenues
Aircraft and Weapon Systems	$2,630	$2,589	2%	$11,394	$10,766	6%
Network Systems	$2,993	$2,870	4%	$11,432	$9,384	22%
Support Systems	$1,337	$1,182	13%	$4,670	$4,219	11%
Launch and Orbital Systems	$667	$605	10%	$2,969	$2,992	(1%)

Total IDS Revenues	$7,627	$7,246	5%	$30,465	$27,361	11%
Earnings (Loss) from Operations
Aircraft and Weapon Systems[1]	$292	$318	(8%)	$1,636	$1,422	15%
Network Systems[2]	$284	$240	18%	$993	$626	59%
Support Systems[1]	$175	$139	26%	$638	$472	35%
Launch and Orbital Systems[2]	($76)	($94)	N.M.	($342)	($1,754)	N.M.

Total IDS Earnings (Loss) from Operations	$675	$603	12%	$2,925	$766	N.M.
Add Back: Goodwill Impairment Charges					$572
Adjusted Earnings (Loss) from Operations*	$675	$603	12%	$2,925	$1,338	119%
Operating Margins	8.9%	8.3%	0.6 Pts	9.6%	2.8%	6.8 Pts
Adjusted Operating Margins*	8.9%	8.3%	0.6 Pts	9.6%	4.9%	4.7 Pts

[1]	The fourth-quarter and full-year 2004 results include a charge of $80 million for the USAF 767 Tanker program. The charge is comprised of $62 million in the Aircraft and Weapon Systems segment and $18 million in the Support Systems segment.
[2]	Includes SFAS 142 goodwill impairment charges totaling $572 million in the first quarter of 2003. Includes charges related to the commercial launch and satellite businesses totaling $1.1 billion in the second quarter of 2003.

Aircraft and Weapon Systems delivered solid growth and excellent profitability in 2004. Full-year revenues rose 6 percent to $11.4 billion on increased F/A-22, F/A-18 and rotorcraft volume, which offset lower T-45 and F-15 deliveries and the cancellation of the Comanche program. Program performance was outstanding and offset Aircraft and Weapon Systems’ portion of the charge ($62 million) for the USAF 767 Tanker program as operating margins reached 14.4 percent, up from 13.2 percent in 2003.

Network Systems continued its rapid growth and solid performance in 2004. Revenues rose 22 percent to $11.4 billion on increased activity in Future Combat Systems, missile defense (including the installation of 8 interceptors) and intelligence programs. Operating margins were 8.7 percent, up significantly from 2003, as higher revenues and strong execution produced solid performance across its programs.

Support Systems achieved excellent growth and profitability on its business base during 2004. Revenues increased 11 percent to $4.7 billion on significant increases in supply chain services, life-cycle customer support, and training systems and services which offset lower contractor logistical support volume. Operating margins grew to 13.7 percent on the higher revenue and strong program performance, which offset Support Systems’ portion of the charge ($18 million) for the USAF 767 Tanker program.

Launch and Orbital Systems’ 2004 results were impacted by the continued weakness in commercial space markets as well as cost growth in its commercial satellite business, which occurred primarily in the first three quarters. Revenues fell 1 percent from 2003 to $3.0 billion on lower satellite volume and two fewer Delta IV launches. Operating losses totaled $342 million reflecting cost growth on certain satellite programs partially offset by continued profitability on NASA programs.

At the end of 2004, IDS contractual backlog totaled $39.2 billion, down slightly from $40.9 billion at the end of 2003. Unobligated backlog was $47.3 billion at the end of 2004. Total IDS backlog, comprised of contractual and unobligated, was $86.5 billion compared with $91.4 billion at the end of 2003.

Boeing Commercial Airplanes

During 2004, Boeing Commercial Airplanes (BCA) aggressively managed for profitability and made investments to support long-term growth. Commercial Airplanes launched the 787 program in April and won 126 customer orders and commitments from 8 airlines. At the same time, Commercial Airplanes introduced the 777-300ER, launched the 747 Special Freighter and began offering the 777 Freighter. In early 2005, Commercial Airplanes won commitments from six Chinese airlines for 60 787s bringing total customer orders and commitments to 186. BCA results are summarized in Table 6.

Table 6. Commercial Airplanes Operating Results

(Millions, except deliveries & margin percent)	4th Quarter			% Change		Full Year		% Change
	2004		2003			2004	2003
Commercial Airplanes Deliveries	67		71	(6%	)	285	281	1%
Revenues	$5,398		$5,843	(8%	)	$21,037	$22,408	(6%	)
Earnings (Loss) from Operations[1,2]	($149)		$471	N.M.		$753	$707	7%

Add Back: Goodwill Impairment Charges							$341

Adjusted Earnings (Loss) from Operations*	($149)		$471	N.M.		$753	$1,048	(28%	)

Operating Margins	(2.8%	)	8.1%	N.M.		3.6%	3.2%	0.4 Pts
Adjusted Operating Margins*	(2.8%	)	8.1%	N.M.		3.6%	4.7%	(1.1 Pts	)

[1]	The fourth-quarter and full-year 2004 results include charges totaling $475 million, including $280 million for the shutdown of the 717 program and $195 million for Commercial Airplanes’ portion of the USAF 767 Tanker program.
[2]	Includes SFAS 142 goodwill impairment charges totaling $341 million in the first quarter of 2003. Includes charges related to the shutdown of the 757 program totaling $184 million in the third quarter of 2003.

For 2004, Commercial Airplanes delivered 285 airplanes and generated $21.0 billion of revenue. Operating earnings for the year were $0.8 billion while operating margins were 3.6 percent, primarily reflecting the fourth-quarter charges of $280 million to shut down the 717 program and $195 million for the USAF 767 Tanker program, which were partially offset by good operating performance.

For the quarter, Commercial Airplanes’ revenues fell 8 percent to $5.4 billion, in line with deliveries which decreased 6 percent to 67 airplanes. Operating losses totaled $149 million, reflecting the program charges and lower twin-aisle deliveries.

Commercial Airplanes captured 81 net orders during the quarter and 272 net orders for the year, which included 56 787s. The fourth quarter also included 787 commitments from Primaris, Japan Airlines, Vietnam Airlines and Continental Airlines. Contractual backlog totaled $70.4 billion at year-end 2004, up significantly from $63.9 billion at the end of 2003.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continued to create value by supporting the operations of Boeing’s business units while reducing portfolio risk. Revenues for the full year and fourth quarter were $959 million and $226 million respectively, down from the corresponding periods in 2003 due to lower new business volume. Pre-tax income for 2004 rose significantly to $183 million as BCC’s risk management actions and the commercial market recovery supported a significant reduction in asset impairments and charges compared with 2003. Fourth-quarter pre-tax income totaled $35 million due to lower revenues and a charge to partially impair an EETC investment. BCC results are summarized in Table 7.

Table 7. Boeing Capital Corporation Operating Results

	4th Quarter		% Change	Full Year		% Change
(Millions)	2004	2003		2004	2003
Revenues	$226	$248	(9%)	$959	$991	(3%)
Pre-Tax Income (Loss)[1]	$35	$63	(44%)	$183	$91	101%
Discontinued Operations (After-Tax)[2]	$4	$9	(56%)	$52	$33	58%

[1]	Excludes discontinued operations from the sale of BCC’s commercial finance unit.
[2]	Includes gains on the disposal of discontinued operations of $9 million and $42 million in the fourth quarter of 2004 and the full-year 2004, respectively.

The year-end portfolio balance was $9.7 billion, down more than $2.5 billion from the end of 2003, reflecting the sale of the commercial finance business as well as normal portfolio run-off and depreciation, which was higher than new business volume for the year. These factors, combined with solid performance, enabled BCC to contribute over $700 million in cash dividends to the Company during the year. Leverage, as measured by the ratio of debt-to-equity, was 5.0-to-1, up slightly from 4.7-to-1 at the end of 2003.

“Other” Segment

The “Other” segment consists primarily of the Connexion by BoeingSM and Boeing Technology units, as well as certain results related to the consolidation of all business units. For 2004, losses from operations were up slightly to $535 million, reflecting the launch of Connexion by BoeingSM, expenses at Boeing Technology and the write-down of certain real estate assets. Connexion by BoeingSM, which began commercial service in May 2004, has announced firm orders from seven airlines for 211 aircraft.

Pension Update

The Company significantly strengthened its pension plans during 2004 with large cash contributions and excellent investment returns on plan assets.

The Company measures its pension plans using a September 30 year end for financial accounting purposes. For the plan year ending September 30, 2004, investment returns were 13 percent reflecting strong market and plan performance. However, during 2004 interest rates continued to decline. As a result, the Company lowered its discount rate, which is based on interest rates as of September 30, from 6.00 percent to 5.75 percent. This resulted in higher estimated actuarial pension liabilities. However, the impact of lowering the discount rate was more than offset by strong plan returns and company contributions, which together significantly improved the funded status of the plans and increased the other comprehensive income equity balance by $2.2 billion. This after-tax equity write-up did not impact cash or earnings but had a favorable impact on the Company’s debt ratio.

In addition, the Company lowered its expected return on plan assets, which reflects expected performance over the long term, from 8.75 percent in 2004 to 8.50 percent in 2005.

During 2004, the Company recognized pre-tax expense of $335 million from its pension plans compared with pre-tax earnings of $147 million in 2003. In 2005, the Company expects pension expense to reduce earnings from operations by between $625 million and $650 million, as the impact of the poor market returns experienced in 2001 and 2002 continues to flow through earnings. In 2006 and 2007, the pension impact on earnings will depend on market conditions and discretionary funding, but based upon current assumptions the Company estimates its non-cash pension expense will peak at between $700 million and $750 million in 2006 and then decline in 2007.

The Company had no significant required pension funding in 2004 and expects 2005 and 2006 requirements to be minimal. However, the Company did make $4.4 billion in mostly discretionary cash contributions to its plans in 2004 and will continue to evaluate additional discretionary funding in 2005 and 2006. Currently, the Company anticipates making approximately $1 billion in cash contributions to its plans in 2005 and approximately $0.5 billion in 2006. The Company’s pension funding forecast is included in its outlook for operating cash flow.

Outlook

The Company is updating its 2005 outlook and providing its initial 2006 outlook, which reflect continued solid growth in revenues and earnings (see Table 8).

Defense and intelligence markets are expected to remain strong in 2005 and 2006. Conditions in the commercial space market are expected to remain challenging. Global commercial airplane markets are improving with higher deliveries forecast for 2006 and further delivery improvement expected in 2007. Development of the 787 is timed for delivery into strong markets in 2008. These healthy market conditions, combined with a strong focus on operational execution, underpin the Company’s outlook for solid revenue and earnings growth.

The airline industry environment remains mixed with trends varying between carriers and regions. A number of low-cost carriers continue to gain market share, remain profitable and order new airplanes. The global economy and air traffic trends are strengthening and interest from airlines in adding capacity to handle higher traffic volume is increasing. However, higher fuel prices have dampened airline profits, particularly in the United States. Commercial Airplanes is experiencing increased demand for aircraft, especially 737s and 777s, as airline passengers continue to value frequent, direct routes and airlines focus on reducing costs. As a result, the Company expects airplane deliveries to increase in 2005 and 2006, followed by a further increase in 2007.

Commercial Airplanes’ delivery forecast for 2005 is unchanged at approximately 320 airplanes. The delivery forecast for 2006 is between 375 and 385 airplanes. The delivery forecast is sold out for 2005 and 78 percent sold out for 2006 at the low end of the range.

The Company expects its defense and non-commercial space businesses to continue performing well in their growing markets. IDS anticipates continued growth and performance in its Network Systems segment, driven by programs such as Future Combat Systems, Multi-mission Maritime Aircraft and the Company’s leading position in missile defense, intelligence, and DoD network-centric programs. The Aircraft and Weapon Systems and Support Systems segments also are expected to continue delivering strong results.

The Company’s 2005 revenue outlook is now approximately $58 billion. Revenue guidance for 2006 is between $62 billion and $63 billion reflecting continued growth at IDS and higher commercial airplane deliveries.

Earnings-per-share guidance for 2005 is between $2.40 and $2.60 per share. Earnings-per-share guidance for 2006 is between $3.00 and $3.20 as improved operating performance and continued revenue growth in the Company’s core businesses are expected to offset increased pension expense.

The Company expects operating cash flow for 2005 to be greater than $5.0 billion, which includes anticipated pension contributions totaling $1 billion. Operating cash flow in 2006 is also expected to be greater than $5.5 billion, including $500 million of expected pension contributions. During the guidance period, the Company will continue to evaluate making additional discretionary payments to its pension plans.

The Company expects capital expenditures in 2005 to be approximately $1.5 billion and expenditures in 2006 to be approximately $1.7 billion.

The Company expects research and development investment between $2.3 and $2.5 billion in 2005 and between $2.5 and $2.7 billion in 2006 (or approximately four percent of revenues in each year) as investment increases on the 787 program.

Table 8. Financial Outlook

(Billions, except per share data)	2005	2006
The Boeing Company
Revenues	~ $58	$62 - $63
Earnings Per Share (GAAP)	$2.40 - $2.60	$3.00 - $3.20
Operating Cash Flow[1]	> $5.0	> $5.5

Boeing Commercial Airplanes
Deliveries	~ 320	375 - 385
Revenues	~ $24	$27 - $28
Operating Margin	> 5.5%	> 6.5%

Integrated Defense Systems
Revenues
Aircraft and Weapon Systems	~ $11.5	Stable
Network Systems	~ $12.5	Moderate Growth
Support Systems	~ $5.5	Moderate Growth
Launch and Orbital Systems	~ $3.0	Moderate Growth

Total IDS Revenues	~ $32.5	Approximately 7% Growth
Operating Margin
Aircraft and Weapon Systems	~ 12.5%	Low Double Digit
Network Systems	~ 9.0%	High Single Digit
Support Systems	~ 12.0%	Low Double Digit
Launch and Orbital Systems	Breakeven	Low Single Digit

Total IDS Operating Margin	~ 9.8%	About 10%

Boeing Capital Corporation
Portfolio Growth, Net	Flat	Flat
Revenue	~ $0.9	~ $0.9
Return on Assets	~ 1%	> 1%

[1]	After forecast pension contributions of $1.0 billion in 2005 and $0.5 billion in 2006.

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the Company within this disclosure. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted Financial Results

The Company reports adjusted earnings per share, earnings from operations, and operating margins excluding SFAS 142 goodwill charges. Management believes that because goodwill is a non-cash charge related to past acquisitions, adjusting the Company’s financial results to exclude goodwill provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding goodwill charges as an internal measure of business operating performance.

Adjusted Earnings per Share

The Company defines adjusted earnings per share as GAAP earnings per share less SFAS 142 goodwill charges. Table 1 reconciles GAAP EPS and adjusted EPS.

Adjusted Earnings from Operations (or Adjusted Operating Losses)

The Company defines adjusted earnings from operations as GAAP earnings from operations less SFAS 142 goodwill charges. Tables 2, 5, and 6 reconcile GAAP earnings from operations and adjusted earnings from operations.

Adjusted Operating Margin

The Company defines adjusted operating margin as the adjusted earnings from operations (defined above) divided by revenues. Tables 2, 5, and 6 reconcile GAAP operating margins and adjusted operating margins.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, net. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD); the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ending March 31, 2004, June 30, 2004 and Sept. 30, 2004.

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Cxxxx

Contact:

Investor Relations:	Dave Dohnalek or Bob Kurtz (312) 544-2140
Communications:	John Dern or Anne Eisele (312) 544-2002

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Twelve months ended December 31		Three months ended December 31
	2004	2003	2004	2003
Sales and other operating revenues	$52,457	$50,256	$13,314	$13,156
Cost of products and services	(44,675)	(43,792)	(11,925)	(11,228)
Boeing Capital Corporation interest expense	(350)	(358)	(88)	(89)

	7,432	6,106	1,301	1,839
Income from operating investments, net	91	28	24	(5)
General and administrative expense	(3,081)	(2,744)	(772)	(619)
Research and development expense	(1,879)	(1,651)	(414)	(440)
Gain on dispositions, net	23	7	16	(5)
Share-based plans expense	(576)	(456)	(127)	(108)
Goodwill impairment	(3)	(913)
Impact of September 11, 2001, recoveries		21		5

Earnings from continuing operations	2,007	398	28	667
Other income, net	288	460	46	432
Interest and debt expense	(335)	(358)	(83)	(90)

Earnings (loss) before income taxes	1,960	500	(9)	1,009
Income tax (expense)/benefit	(140)	185	191	114

Net earnings from continuing operations	1,820	685	182	1,123
Income/(loss) from discontinued operations, net of taxes	10	33	(5)	9
Net gain on disposal of discontinued operations, net of taxes	42		9

Net earnings	$1,872	$718	$186	$1,132

Basic earnings per share from continuing operations	$2.27	$0.86	$0.24	$1.40
Income/(loss) from discontinued operations, net of taxes	0.01	0.04	(0.01)	0.01
Net gain on disposal of discontinued operations, net of taxes	0.05		0.01

Basic earnings per share	$2.33	$0.90	$0.24	$1.41

Diluted earnings per share from continuing operations	$2.24	$0.85	$0.23	$1.39
Income/(loss) from discontinued operations, net of taxes	0.01	0.04	(0.01)	0.01
Net gain on disposal of discontinued operations, net of taxes	0.05		0.01

Diluted earnings per share	$2.30	$0.89	$0.23	$1.40

Cash dividends paid per share	$0.77	$0.68	$0.20	$0.17

Average diluted shares (millions)	813.0	808.9	812.7	809.2

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	December 31 2004	December 31 2003
Assets
Cash and cash equivalents	$3,204	$4,633
Short-term investments	173
Accounts receivable	4,653	4,466
Current portion of customer financing	616	857
Income taxes receivable		199
Deferred income taxes	1,991	1,716
Inventories, net of advances and progress billings	4,247	5,338
Assets of discontinued operations	70	2,082

Total current assets	14,954	19,291
Customer financing	10,385	10,057
Property, plant and equipment, net	8,443	8,387
Goodwill	1,948	1,913
Other acquired intangibles, net	955	1,035
Prepaid pension expense	12,588	8,542
Deferred income taxes	154	1,242
Investments	3,196	646
Other assets	1,340	1,873

	$53,963	$52,986

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$14,869	$13,514
Advances in excess of related costs	4,123	3,464
Income taxes payable	522	277
Short-term debt and current portion of long-term debt	1,321	1,144

Total current liabilities	20,835	18,399
Deferred income taxes	1,090
Accrued retiree health care	5,959	5,745
Accrued pension plan liability	3,169	6,629
Deferred lease income	745	775
Long-term debt	10,879	13,299
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized; Shares issued – 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	3,420	2,880
Treasury shares, at cost - 179,686,231 and 170,388,053	(8,810)	(8,322)
Retained earnings	15,565	14,407
Accumulated other comprehensive income/(loss)	(1,925)	(4,145)
ShareValue Trust Shares - 38,982,205 and 41,203,694	(2,023)	(1,740)

Total shareholders’ equity	11,286	8,139

	$53,963	$52,986

The Boeing Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31	Twelve months ended December 31
(Dollars in millions)	2004	2003
Cash flows-operating activities:
Net earnings	$1,872	$718
Adjustments to reconcile net earnings/(loss) to net cash (used)/provided by operating activities:
Non-cash items:
Impairment of goodwill	3	913
Share-based plans expense	576	456
Depreciation	1,412	1,306
Amortization of other acquired intangibles	97	94
Amortization of debt discount/premium and issuance costs	15	18
Pension expense/(income)	335	(147)
Investment/asset impairment charges, net	122	153
Customer financing valuation provision	45	216
Net gain on disposal of discontinued operations	(79)
Gain on dispositions, net	(23)	(7)
Other charges and credits, net	511	63
Non cash adjustments related to discontinued operations	28	72
Changes in assets and liabilities –
Accounts receivable	(241)	357
Inventories, net of advances, progress billings and reserves	422	493
Accounts payable and other liabilities	1,079	(147)
Advances in excess of related costs	659	341
Income taxes receivable, payable and deferred	1,086	320
Deferred lease income	(30)	233
Prepaid pension expense	(4,355)	(1,728)
Goodwill	(3)	(3)
Other acquired intangibles, net	(1)	(2)
Accrued retiree health care	214	311
Customer financing	(421)	(1,316)
Other	393	(5)

Net cash provided by operating activities	3,716	2,709

Cash flows - investing activities:
Discontinued operations customer financing, additions	0	(333)
Discontinued operations customer financing, reductions	53	558
Property, plant and equipment, net additions	(1,019)	(741)
Acquisitions, net of cash acquired	(34)	289
Proceeds from dispositions of discontinued operations	2,138
Proceeds from dispositions	194	186
Contributions to investments	(4,315)	(102)
Proceeds from investments	1,356	255

Net cash (used)/provided by investing activities	(1,627)	112

Cash flows - financing activities:
New borrowings		2,042
Debt repayments	(2,208)	(2,024)
Stock options exercised, other	90	33
Common shares repurchased	(752)
Dividends paid	(648)	(572)

Net cash (used) by financing activities	(3,518)	(521)

Net increase/(decrease) in cash and cash equivalents	(1,429)	2,300

Cash and cash equivalents at beginning of year	4,633	2,333

Cash and cash equivalents at end of period	$3,204	$4,633

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

	Twelve months ended December 31		Three months ended December 31
(Dollars in millions)	2004	2003	2004	2003
Sales and other operating revenues:
Commercial Airplanes	$21,037	$22,408	$5,398	$5,843
Integrated Defense Systems:
Aircraft and Weapon Systems	11,394	10,766	2,630	2,589
Network Systems	11,432	9,384	2,993	2,870
Support Systems	4,670	4,219	1,337	1,182
Launch and Orbital Systems	2,969	2,992	667	605

Total Integrated Defense Systems	30,465	27,361	7,627	7,246
Boeing Capital Corporation	959	991	226	248
Other	549	871	139	220
Accounting differences/eliminations	(553)	(1,375)	(76)	(401)

Sales and other operating revenues	$52,457	$50,256	$13,314	$13,156

Earnings (loss) from continuing operations:
Commercial Airplanes	$753	$707	$(149)	$471
Integrated Defense Systems:
Aircraft and Weapon Systems	1,636	1,422	292	318
Network Systems	993	626	284	240
Support Systems	638	472	175	139
Launch and Orbital Systems	(342)	(1,754)	(76)	(94)

Total Integrated Defense Systems	2,925	766	675	603
Boeing Capital Corporation	183	91	35	63
Other	(535)	(379)	(162)	(149)
Accounting differences/eliminations	(403)	(11)	(169)	(61)
Share-based plans expense	(576)	(456)	(127)	(108)
Unallocated (expense)/income	(340)	(320)	(75)	(152)

Earnings from continuing operations	2,007	398	28	667
Other income, net	288	460	46	432
Interest and debt expense	(335)	(358)	(83)	(90)

Earnings (loss) before income taxes	1,960	500	(9)	1,009
Income tax (expense)/benefit	(140)	185	191	114

Net earnings from continuing operations	$1,820	$685	$182	$1,123
Income/(loss) from discontinued operations, net of taxes	10	33	(5)	9
Net gain on disposal of discontinued operations, net of taxes	42		9

Net earnings	$1,872	$718	$186	$1,132

Effective income tax rate	7.1%	(37.0%)	N.M.	(11.3%)

Research and development expense:
Commercial Airplanes	$941	$676	$245	$190
Integrated Defense Systems:
Aircraft and Weapon Systems	382	360	83	94
Network Systems	234	195	31	55
Support Systems	57	59	13	12
Launch and Orbital Systems	161	232	23	51

Total Integrated Defense Systems	834	846	150	212
Other	104	129	19	38

Total research and development expense	$1,879	$1,651	$414	$440

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

	Twelve Months				4th Quarter
Deliveries	2004		2003		2004		2003
Commercial Airplanes
717	12	(6)	12	(11)	3	(1)	3	(3)
737 Next-Generation	202		173		48		47
747	15		19	(1)	4		5	(1)
757	11		14		—		1
767	9	(1)	24	(5)	3		3	(1)
777	36		39		9		12

Total	285		281		67		71

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Aircraft and Weapon Systems:
Chinook International New Builds	—		—		—		—
Apache (New Builds)	—		—		—		—
F/A-18E/F	48		44		11		10
T-45TS	7		12		2		1
F-15	3		4		—		1
C-17	16		16		3		3
C-40	3		1		2		—
Network Systems
Satellites:	—		1		—		1
Launch and Orbital Systems:
Delta II	4		4		1		—
Delta IV	—		2		—		—
Satellites	2		3		—		—

Contractual backlog (Dollars in billions)			December 31 2004		September 30 2004		December 31 2003
Commercial Airplanes			$70.4		$68.2		$63.9
Integrated Defense Systems:
Aircraft and Weapon Systems			18.3		17.7		19.4
Network Systems			10.2		9.9		11.7
Support Systems			6.5		5.7		5.9
Launch and Orbital Systems			4.2		4.2		3.9

Total Integrated Defense Systems			39.2		37.5		40.9

Total contractual backlog			$109.6		$105.7		$104.8

Unobligated backlog			$47.9		$53.0		$50.6

Workforce			159,000		158,000		157,000